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EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE


Earnings per common share were computed as follows:


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
                                                        THREE MONTHS ENDED
                                               --------------------------------------
                                               MARCH 31, 1997          MARCH 31, 1996
Net income (loss) applicable to common
     shares:                                     $   65,560             ($   83,000)
                                                 ==========             ===========

Weighted average number of common
  shares and of common share equivalents:

Weighted average common shares                    5,565,074               5,420,534

Common share equivalents pursuant
  to APB 15                                         254,924                      --
                                                 ----------             -----------

Total primary weighted average number
  of common shares and common share
  equivalents                                     5,819,998               5,420,534

Additional shares for full dilution
  pursuant to APB 15                                     --                      --
                                                 ----------             -----------

Total fully diluted average number of
  common shares and common share
  equivalents                                     5,819,998               5,420,534
                                                 ==========             ===========

Net income (loss) per share:
     Primary                                     $     0.01             ($     0.02)
                                                 ==========             ===========
     Fully diluted                               $     0.01             ($     0.02)
                                                 ==========             ===========
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